Exhibit 1.01

CUI Global, Inc.

Conflict Minerals Report

(For Year Ended December 31, 2016)

This report for the year ended December 31, 2016 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (“the Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”). The Rule requires SEC reporting companies that meet certain threshold requirements, to undertake a reasonable country of origin inquiry (“RCOI”) and supply chain due diligence on the source and chain of custody of the “conflict minerals” necessary to the functionality or production of any product manufactured or contracted to be manufactured by the reporting company.

The term “conflict minerals” is defined in Section 1502(e)(4) of the Act as: (A) columbite-tantalite, also known as coltan (the metal ore from which tantalum is extracted); cassiterite (the metal ore from which tin is extracted); gold; wolframite (the metal ore from which tungsten is extracted); or their derivatives or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country (the “Covered Countries”). The “Covered Countries” include Angola, Burundi, Central African Republic, Rwanda, South Sudan, Tanzania, Uganda, and Zambia. For purposes of this Conflict Minerals Report, tin, tungsten, tantalum and gold will herein be referred to as the 3TGs for discussion purposes.

CUI Global has reason to believe that some of the 3TGs present in our supply chain may have originated in the Covered Countries. CUI Global is unable with absolute assurance to determine the origin of the 3TGs in our products; therefore, we cannot exclude the possibility that some may have originated in the Covered Countries. For that reason, we are required under the Rule to submit to the SEC a Conflict Minerals Report (“CMR”) as an Exhibit to Form SD.

1. Company Overview

This report has been prepared by management of CUI Global, Inc. (herein referred to as “CUI Global,” the “Company,” “we,” “us,” or “our”). The information includes the activities of all owned subsidiaries that are required to be consolidated.

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition, development and commercialization of innovative companies, products and technologies. The Company's operations fall into two segments: Power and Electromechanical segment and Energy segment. The Power and Electromechanical Segment through its CUI, Inc., CUI Japan and CUI-Canada subsidiaries, collectively “CUI,” provides electronic components including power supplies, transformers, converters, connectors and industrial controls for Original Equipment Manufacturers (OEMs). Since its inception in 1989, CUI has been delivering quality products, extensive application solutions and superior personal service. CUI's solid customer commitment and honest corporate message are a hallmark in the industry.

Our Energy segment consists of Orbital Gas Systems Ltd., a U.K. Company and Orbital Gas Systems, North America, Inc. located in Houston, Texas. The Energy segment subsidiaries, collectively referred to as Orbital, have developed their portfolio of products, services and resources to offer a diverse range of personalized gas engineering solutions to the gas utilities, power generation, emissions, manufacturing and automotive industries.

1.1 Products

The Power and Electromechanical segment aggregates its product offerings into two categories: components including connectors, speakers, buzzers, test and measurement devices, and control solutions including encoders and sensors; and power solutions. Our current power line consists of external and embedded ac-dc power supplies, dc-dc converters and basic digital point of load modules. This dynamic, broadly applicable product line accounts for a significant portion of our current revenue.

In the Energy segment, Orbital’s proprietary VE® Technology enhances the capability and speed of our GasPT® Technology. Moreover, VE Technology provides a superior method of penetrating the gas flow without the associated vortex vibration, thereby making it a ‘‘stand-alone’’ product for thermal sensing (thermowells) and trace-element sampling.

For the purpose of this assessment the products included above may contain or are likely to contain tin, tungsten, tantalum and gold, herein deemed the “Covered Products.”

1.2 Supply Chain

CUI Global relies on its direct suppliers to provide information on the origin of the 3TGs contained in components and materials supplied to us. This includes the sources of 3TGs that are supplied to it from lower tier suppliers. We have an extensive supplier qualification and evaluation process which we have amended to include requirements for suppliers to provide information about 3TG sources. In addition, we have added a section to our terms and conditions that is printed on every Purchase Order. This addition states our expectation that the 3TGs used in the production of the products included in the Purchase Order are DRC Conflict-Free.

CUI Global requested CMRT forms from all product suppliers that provided products sold by CUI Global during the 2016 year.

1.3 Conflict Minerals Policy

In accordance with the OECD Guidance and the Conflict Minerals Rule, CUI Global’s policy is publicly available on our website at: http://www.cuiglobal.com/Conflict-Minerals/Index?KeyGenPage=1073750924

2. Description of the RCOI:

CUI Global compiled this year’s list by taking the 2015 final supplier list, which was already determined to be in scope with the assistance of Assent Compliance, and then CUI Global assessed all other suppliers who supplied materials for the Covered Products in 2016 and excluded those suppliers that met one or more of the following criteria:

•	The company supplies CUI Global with packaging only (excluding labels);

•	The company supplies CUI Global only with items that do not end up in CUI Global’s products (including equipment used to make our products but not a part of the actual products themselves);

•	The company is a test lab providing CUI Global with product testing only;

•	The company is a service provider only; and

•	The company has not supplied anything to CUI Global in the last two years.

This updated list was then provided to Assent Compliance, our third-party service provider, for upload to the Assent Compliance Manager tool (“ACM”). We deemed it impractical to filter this list further to exclude some possibly irrelevant suppliers because we could not determine definitively the presence or absence of conflict minerals in all parts supplied to CUI Global for our products.

Assent’s use of the EICC-GeSI Conflict Minerals Reporting Template (“CMRT”) version 4.10 or higher to conduct a survey of our suppliers allowed for some elimination of irrelevant suppliers. Specifically, Question 1 of the CMRT asks suppliers whether any of the conflict minerals they use are necessary to the functionality or production of their products. In addition, Assent conducted analysis on our supply chain to remove suppliers that met any of the out of scope criteria but had not been caught by the filters noted above.

CUI Global then conducted the supplier survey portion of the RCOI, using the CMRT. CUI Global contacted all in-scope suppliers via email and requested that they respond to the questions in the CMRT with respect to their sales to CUI Global. Once received, supplier CMRTs were uploaded to the Assent Compliance Manager to be evaluated for validation. The Assent Compliance Manager (ACM) is a software-as-a-service platform system tool that enables suppliers to upload completed CMRTs directly and permits Assent and CUI Global to track supplier communications, assess risk and manage the survey process generally. For this reporting year, one subsidiary of CUI, CUI-Canada, leveraged the use of the ACM and the services of Assent to complete multiple campaigns to the suppliers of that division in order to collect, via the Assent Compliance supplier portal and via email reply, the CMRTs from their suppliers.

In its communications with suppliers, CUI Global provides training and education on how to complete the CMRT in order to alleviate any remaining confusion or questions with suppliers. CUI Global contacted nonresponsive suppliers in cases where contacts were incorrect and when suppliers required part-specific CMRTs. All email communications were monitored and tracked.

The CUI Global program continues to include automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on:

•	Questions 1 and 2 are minimum requirements for the CMRT

o	If suppliers state (via Q1 and Q2) that their products do not contain 3TGs necessary to the function or production of said products, then no further information is required and no further data validation is completed.

•	Question 3 – Do any of your 3TGs originate from the covered countries?

o	Any supplier that has any 3TGs from the covered countries, even 1 positive response from their supply chain must answer yes.

•	Question 4– is 100% of the 3TG in question from a recycled source?

•	Question 5 – Have you received info from all relevant 3TG Suppliers?

o	If you are not at 100%, then you can’t make definitive statements for Questions 3, 4 and 6

•	Question 6 – Have you identified all your Smelters and refiners?

o	If the answer here is yes, then question 5 must be yes. This also impacts question 3.

All submitted forms are accepted and classified as valid or invalid so that data is still retained. Suppliers are contacted in regards to invalid forms and are encouraged to resubmit a valid form. As of May 12, 2017, there were 17 invalid supplier submissions that could not be corrected.

CUI Global conducted our RCOI in good faith to determine whether any of the 3TGs in our products originated in the DRC or an adjoining country (collectively referred to as the “Covered Countries”). Based on the RCOI, and in accordance with the Rule, CUI Global performed due diligence on the source and chain of custody of the 3TGs in question to determine whether these minerals financed or benefitted armed groups.

3. Design of Due Diligence Process

CUI Global’s due diligence measures have been designed to conform, in all material respects, to the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“the Guidance”) and the related Supplements for gold, tin, tantalum and tungsten.

The Company’s conflict minerals due diligence process includes the five steps as defined by the Guidance: 1) establishing strong company management systems, 2) identifying and assessing risks in our supply chain, 3) designing and implementing a strategy to respond to identified risks, 4) utilizing independent third-party audits, and 5) publicly reporting on our supply chain due diligence. A summary of the due diligence measures undertaken by the Company is outlined below.

3.1 Establish Strong Company Management Systems

Internal Team:

CUI Global has established a management system for conflict minerals. The management system includes corporate officers as well as executive-level representatives and a team of subject matter experts from relevant functions.

The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by the CUI Global Vice President of Operations who acts as the Conflict Minerals Program Manager. Senior management is briefed about the results of the due diligence efforts on a regular basis.

CUI Global also uses a third-party service provider, Assent Compliance, to assist with evaluating supply chain information regarding 3TGs and in the development and implementation of additional due diligence steps that we will undertake with suppliers in regards to conflict minerals.

Control Systems:

CUI Global expects all of its suppliers to have policies and procedures in place to ensure that any 3TGs used in the production of the products sold to CUI Global are DRC conflict-free. This means that the products must not contain 3TGs that directly or indirectly finance or benefit armed groups in the Covered Countries. CUI Global is actively working with its supply chain to do a Reasonable Country of Origin Inquiry (RCOI) while exercising due diligence by following the OECD Due Diligence Guidance.

Other controls include, but are not limited to, our Code of Conduct which outlines certain expected behaviors for all CUI Global employees. In addition, we rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us – including sources of 3TG that are supplied to them from lower tier suppliers.

Supplier Engagement:

CUI engages with suppliers directly to request that they complete a valid CMRT for the products that they supply to the Company. With respect to the OECD requirement to strengthen engagement with suppliers, CUI Global has developed an internal procedure that includes steps of supplier engagement escalation such as in-person meetings and corrective actions. Feedback from this engagement has allowed CUI Global to oversee improvements in supplier responses and supplier compliance for this initiative. Additionally, CUI Global ensures that the Company’s Conflict Minerals Policy is included in supplier contracts. The Company encourages and directs new suppliers to read and accept this policy.

Grievance Mechanism:

CUI Global has maintained a grievance mechanism that is explained in the Employee Manual as our “Whistleblower Policy.” As this policy states, employees are free to raise concerns about misconduct or improper behavior that the employee reasonably in good faith believes occurred. All concerns are communicated directly to Human Resources or a member of Executive Management. Concerns may also be submitted online, which are then sent to CUI Global’s Audit Committee. Employees who disclose good faith beliefs and/or truthful information under this policy are protected from retaliation. All complaints are investigated promptly, including those that relate to conflict minerals and ethical sourcing violations.

Maintain Records:

CUI Global has adopted a policy to retain relevant documentation. Documentation will be retained for a period of 5 years.

3.2. Identify and Assess Risks in the Supply Chain

Certain of the responses provided by suppliers to the CMRT included the names of facilities listed by the suppliers as smelters or refiners. We do not typically have a direct relationship with 3TG smelters and refiners and do not perform or direct audits of these entities within our supply chain. Assent compared these facilities listed in the responses to the list of smelters and refiners maintained by the Conflict-Free Sourcing Initiative (“CFSI”) and, if a supplier indicated that the facility was validated as having met the requirements of the Conflict Free Smelter Protocol (CFSP) we confirmed that the name was listed by CFSI. As of May 12, 2017, we have confirmed a total of 310 smelters or refiners used by CUI suppliers and we are working to validate the additional smelter/refiner entries from the submitted CMRTs. Due to the provision of primarily supplier-level CMRTs, CUI Global cannot definitively determine their connection to the Covered Products.

Based on the smelter lists provided by suppliers via the CMRTs, there are 246 smelters that are Compliant in accordance with the CFSP, 11 smelters that are Active (have started the process under the CFSP) and 53 that are Not Enrolled. Many suppliers are still unable to provide the smelters or refiners used for materials supplied to us. As a notable addition to this year’s program, any suppliers who did not provide smelter or refiner information on their CMRT submission were flagged as invalid and contacted directly. Therefore, we have seen an increase in the number of suppliers who provided this information since the report for 2015.

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. Smelters or refiners not being certified DRC-Conflict Free pose a significant risk to the Supply Chain.

In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals in the supply chain. The basis of this understanding stems from smelter or refiner information. Each facility that meets the CFSI definition of a smelter or refiner of a 3TG mineral is assigned a risk of high, medium or low based on 3 scoring criteria:

1.	Geographic proximity to the DRC and covered countries;

2.	Conflict-Free Smelter Program (CFSP) audit status;

3.	Known or plausible evidence of unethical or conflict sourcing.

We also calculate overall supplier risk based on the risk ratings of the smelters declared by that supplier on their CMRT.

Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program meets the OECD Due Diligence Guidelines and can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program are:

A. Do you have a policy in place that includes DRC conflict-free sourcing?

E. Have you implemented due diligence measures for conflict-free sourcing?

H. Do you verify due diligence information received from your suppliers?

I. Does your verification process include corrective action management?

When suppliers meet or exceed those criteria (Yes to at least A, E, H, I), they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program. At this time, none of our responsive suppliers have been identified as having a weak program.

We believe that the inquiries and investigations described above represent a reasonable effort to determine the mines or locations of origin of the 3TGs in our Covered Products, including (1) seeking information about 3TG smelters and refiners in our supply chain through requesting that our suppliers complete the CMRT, (2) verifying those smelters and refiners with the expanding CFSI lists, (3) conducting the due diligence review, and (4) obtaining additional documentation and verification, as applicable. Our existing policy related to relevant documentation of our conflict mineral compliance process requires that documentation will be retained for a period of at least five years.

3.3. Design and Implement a Strategy to Respond to Identified Risks

In response to this risk assessment, CUI Global has a risk management plan, through which the conflict minerals program is implemented, managed, and monitored. As the program progresses, escalations are sent to nonresponsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance to the Conflict Minerals rules.

We engage any of our suppliers whom we have reason to believe are supplying us with 3TGs from sources that may support conflict in the Covered Countries to establish an alternative source of 3TG that does not support such conflict, as provided in the OECD Guidance.

This year, we put a strong emphasis on supplier education and training. To accomplish this, we utilized Assent’s learning management system, Assent University, and provided all in-scope suppliers access to their Conflict Minerals training course. This training is tracked and evaluated based on completion. All suppliers are encouraged to complete all modules within this course.

Based on the smelter or refiner risk criteria noted above, the following facilities have been identified as being of highest concern to the supply chain:

•	Tony Goetz NV - CID002587

•	Kaloti Precious Metals - CID002563

•	Phoenix Metals - CID002507

•	Universal Precious Metals Refining Zambia - CID002854

•	Fidelity Printers and Refiners - CID002515

•	Sudan Gold Refinery - CID002567

When these facilities were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through our third-party vendor, submissions that include any of the above facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to CUI, and escalating up to removal of these high-risk smelters from their supply chain.

As per the OECD Due Diligence Guidance, risk mitigation will depend on the supplier’s specific context. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these risks from the supply chain. Furthermore, suppliers are guided to the Assent University learning platform to engage in educational materials on mitigating the risk of smelters or refiners on the supply chain.

3.4. Carry Out Independent Third-Party Audit

CUI Global does not have a direct relationship with conflict minerals smelters or refiners and as a result, the Company does not perform direct audits of these entities in its supply chain.

3.5. Publicly Report on Supply Chain Due Diligence

CUI Global reports annually on supply chain due diligence by filing a Form SD and Conflict Minerals Report with the SEC. This filing can be accessed via our website at: {http://www.cuiglobal.com/Conflict-Minerals/Index?KeyGenPage=1073750924}

4. Due Diligence Results

4.1 Survey Responses

As of May 12, 2017, we received CMRTs from 84.6% of our surveyed, in-scope suppliers for the 2016 year. CUI Global and Assent reviewed the responses against criteria developed to determine which suppliers required further engagement. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the CMRT. CUI Global worked directly with these suppliers to provide revised responses.

4.2 Efforts to Determine Mine or Location of Origin

Through requesting our suppliers to complete the CMRT form, CUI Global and the third-party service provider has determined that seeking information about 3TG smelters and refiners in the supply chain represents the most reasonable effort that can be made to determine the mines or locations of origin of the 3TG in the supply chain.

4.3 Smelters or Refiners

The large majority of the supplier responses we received provided data at a company or divisional level. We are, therefore, unable to determine whether the 3TGs reported by the suppliers were contained in the actual components or parts supplied to us. Therefore, our list of processing SORs may contain more facilities than those that actually processed the Conflict Minerals contained in our products. The quality of the responses that we received from our surveyed suppliers continue to be varied. Many responses provided by suppliers (via the CMRT) included the names of facilities listed by the suppliers as smelters or refiners. The CMRTs submitted by suppliers that do not list at least 1 smelter for each 3TG claimed on the CMRT are considered invalid and our third-party provider follows up on these, urging suppliers to resubmit with increased smelter information. There are still suppliers unable to provide the smelters or refiners used for materials supplied to us.

From the responses that we received, we identified that of the 6 high-risk smelters or refiners, 5 appear in the CMRTs submitted by in-scope suppliers:

•	Tony Goetz NV - CID002587

•	Kaloti Precious Metals - CID002563

•	Phoenix Metals - CID002507

•	Universal Precious Metals Refining Zambia - CID002854

•	Fidelity Printers and Refiners - CID002515

As noted above, when these facilities were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through our third-party vendor, submissions that include any of the above facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to CUI, and escalating up to removal of these high-risk smelters from their supply chain.

For all responses that indicated a smelter, our third-party consultant compared the facilities listed to the list of smelters maintained by the Conflict-Free Sourcing Initiative (“CFSI”). If a supplier indicated that the facility was certified as “Conflict-Free,” Assent confirmed that the name was listed by CFSI as a certified smelter. No violations were identified. As of May 12, 2017, we have validated 310 smelters or refiners and we are working to validate the additional smelter/refiner entries from the submitted CMRTs. Appendix A lists the smelters and refiners that the suppliers we surveyed reported as being in their supply chains. We have not listed in Appendix A any smelters or refiners that we have not been able to validate. Appendix A also includes an aggregated list of the countries of origin from which the reported facilities collectively source conflict minerals, based on information provided by suppliers and the CFSI.

5. Steps to be taken to Mitigate Risk

CUI Global intends to take the following steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TGs in our products could benefit armed groups in the DRC or adjoining countries:

a)	Continue to include a conflict minerals flow-down clause in new or renewed supplier contracts as well as include in the terms and conditions of each purchase order issued to CUI Global suppliers.

b)	Engage with suppliers and direct them to training resources to attempt to increase the response rate and improve the content of the suppliers’ survey responses.

c)	Include additional training for suppliers with a focus on providing accurate and complete smelter and refiner information

d)	Engage with any suppliers found to be supplying CUI Global with 3TGs from sources that support conflict in the DRC or any of the Covered Countries to establish an alternative source of 3TGs that does not support such conflict.

e)	Continue to engage with Assent Compliance and stay updated on OECD and relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.

f)	Increase the emphasis on clean and validated smelter and refiner information from our supply chain as the list of conflict-free smelters and refiners grows and more smelters and refiners declare their intent to enroll in the program.

g)	Suppliers will also be requested to inform CUI Global of the correlation between these smelters or refiners and the products and parts they supply to CUI Global.

Appendix A

Metal	Standard Smelter Name	Smelter Facility Location	CFSI Audit Status

Gold	Advanced Chemical Company	UNITED STATES	Compliant

Gold	Aida Chemical Industries Co., Ltd.	JAPAN	Compliant

Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	Compliant

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Compliant

Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	Compliant

Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	Compliant

Gold	Argor-Heraeus S.A.	SWITZERLAND	Compliant

Gold	Asahi Pretec Corp.	JAPAN	Compliant

Gold	Asahi Refining Canada Ltd.	CANADA	Compliant

Gold	Asahi Refining USA Inc.	UNITED STATES	Compliant

Gold	Asaka Riken Co., Ltd.	JAPAN	Compliant

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	Not Enrolled

Gold	AU Traders and Refiners	SOUTH AFRICA	Compliant

Gold	AURA-II	UNITED STATES	Not Enrolled

Gold	Aurubis AG	GERMANY	Compliant

Gold	Bangalore Refinery	INDIA	Active

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Compliant

Gold	Boliden AB	SWEDEN	Compliant

Gold	C. Hafner GmbH + Co. KG	GERMANY	Compliant

Gold	Caridad	MEXICO	Not Enrolled

Gold	CCR Refinery - Glencore Canada Corporation	CANADA	Compliant

Gold	Cendres + Métaux S.A.	SWITZERLAND	Active

Gold	Chimet S.p.A.	ITALY	Compliant

Gold	Chugai Mining	JAPAN	Not Enrolled

Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	Compliant

Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	Not Enrolled

Gold	DODUCO GmbH	GERMANY	Compliant

Gold	Dowa	JAPAN	Compliant

Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	Compliant

Gold	Eco-System Recycling Co., Ltd.	JAPAN	Compliant

Gold	Elemetal Refining, LLC	UNITED STATES	Compliant

Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	Compliant

Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE	Not Enrolled

Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA	Not Enrolled

Gold	Geib Refining Corporation	UNITED STATES	Active

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	Not Enrolled

Gold	Guangdong Jinding Gold Limited	CHINA	Not Enrolled

Gold	Gujarat Gold Centre	INDIA	Not Enrolled

Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	Not Enrolled

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	Not Enrolled

Gold	Heimerle + Meule GmbH	GERMANY	Compliant

Gold	Heraeus Ltd. Hong Kong	CHINA	Compliant

Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	Compliant

Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	Not Enrolled

Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF	Not Enrolled

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	Compliant

Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Compliant

Gold	Istanbul Gold Refinery	TURKEY	Compliant

Gold	Japan Mint	JAPAN	Compliant

Gold	Jiangxi Copper Co., Ltd.	CHINA	Compliant

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	Compliant

Gold	JSC Uralelectromed	RUSSIAN FEDERATION	Compliant

Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Compliant

Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES	Not Enrolled

Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	Not Enrolled

Gold	Kazzinc	KAZAKHSTAN	Compliant

Gold	Kennecott Utah Copper LLC	UNITED STATES	Compliant

Gold	KGHM Polska Miedź Spółka Akcyjna	POLAND	Active

Gold	Kojima Chemicals Co., Ltd.	JAPAN	Compliant

Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	Compliant

Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	Compliant

Gold	L'azurde Company For Jewelry	SAUDI ARABIA	Not Enrolled

Gold	Lingbao Gold Co., Ltd.	CHINA	Not Enrolled

Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	Not Enrolled

Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Compliant

Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	Not Enrolled

Gold	Materion	UNITED STATES	Compliant

Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Compliant

Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Compliant

Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Compliant

Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	Compliant

Gold	Metalor Technologies S.A.	SWITZERLAND	Compliant

Gold	Metalor USA Refining Corporation	UNITED STATES	Compliant

Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO	Compliant

Gold	Mitsubishi Materials Corporation	JAPAN	Compliant

Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Compliant

Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	Compliant

Gold	Modeltech Sdn Bhd	MALAYSIA	Not Enrolled

Gold	Morris and Watson	NEW ZEALAND	Not Enrolled

Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	Compliant

Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	Compliant

Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	Active

Gold	Nihon Material Co., Ltd.	JAPAN	Compliant

Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	Compliant

Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	Compliant

Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION	Compliant

Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	Compliant

Gold	PAMP S.A.	SWITZERLAND	Compliant

Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	Not Enrolled

Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	Compliant

Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Compliant

Gold	PX Précinox S.A.	SWITZERLAND	Compliant

Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Compliant

Gold	Remondis Argentia B.V.	NETHERLANDS	Not Enrolled

Gold	Republic Metals Corporation	UNITED STATES	Compliant

Gold	Royal Canadian Mint	CANADA	Compliant

Gold	SAAMP	FRANCE	Not Enrolled

Gold	Sabin Metal Corp.	UNITED STATES	Not Enrolled

Gold	SAFINA A.S.	CZECH REPUBLIC	Not Enrolled

Gold	Sai Refinery	INDIA	Not Enrolled

Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	Compliant

Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF	Not Enrolled

Gold	SAXONIA Edelmetalle GmbH	GERMANY	Compliant

Gold	Schone Edelmetaal B.V.	NETHERLANDS	Compliant

Gold	SEMPSA Joyería Platería S.A.	SPAIN	Compliant

Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	Not Enrolled

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Compliant

Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Compliant

Gold	Singway Technology Co., Ltd.	TAIWAN	Compliant

Gold	So Accurate Group, Inc.	UNITED STATES	Not Enrolled

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	Compliant

Gold	Solar Applied Materials Technology Corp.	TAIWAN	Compliant

Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Compliant

Gold	T.C.A S.p.A	ITALY	Compliant

Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Compliant

Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	Compliant

Gold	Tokuriki Honten Co., Ltd.	JAPAN	Compliant

Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	Not Enrolled

Gold	Tony Goetz NV	BELGIUM	Active

Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	Not Enrolled

Gold	Torecom	KOREA, REPUBLIC OF	Compliant

Gold	Umicore Brasil Ltda.	BRAZIL	Compliant

Gold	Umicore Precious Metals Thailand	THAILAND	Compliant

Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Compliant

Gold	United Precious Metal Refining, Inc.	UNITED STATES	Compliant

Gold	Universal Precious Metals Refining Zambia	ZAMBIA	Not Enrolled

Gold	Valcambi S.A.	SWITZERLAND	Compliant

Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	Compliant

Gold	WIELAND Edelmetalle GmbH	GERMANY	Compliant

Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	Compliant

Gold	Yokohama Metal Co., Ltd.	JAPAN	Compliant

Gold	Yunnan Copper Industry Co., Ltd.	CHINA	Not Enrolled

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Compliant

Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA	Compliant

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Compliant

Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	Compliant

Tantalum	D Block Metals, LLC	UNITED STATES	Compliant

Tantalum	Duoluoshan	CHINA	Compliant

Tantalum	Exotech Inc.	UNITED STATES	Compliant

Tantalum	F&X Electro-Materials Ltd.	CHINA	Compliant

Tantalum	FIR Metals & Resource Ltd.	CHINA	Compliant

Tantalum	Global Advanced Metals Aizu	JAPAN	Compliant

Tantalum	Global Advanced Metals Boyertown	UNITED STATES	Compliant

Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	Compliant

Tantalum	H.C. Starck Co., Ltd.	THAILAND	Compliant

Tantalum	H.C. Starck GmbH Goslar	GERMANY	Compliant

Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	Not Enrolled

Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	Compliant

Tantalum	H.C. Starck Inc.	UNITED STATES	Compliant

Tantalum	H.C. Starck Ltd.	JAPAN	Compliant

Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	Compliant

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Compliant

Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES	Compliant

Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	Compliant

Tantalum	Jiangxi Tuohong New Raw Material	CHINA	Compliant

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Compliant

Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Compliant

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	Compliant

Tantalum	KEMET Blue Metals	MEXICO	Compliant

Tantalum	KEMET Blue Powder	UNITED STATES	Compliant

Tantalum	King-Tan Tantalum Industry Ltd.	CHINA	Compliant

Tantalum	LSM Brasil S.A.	BRAZIL	Compliant

Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	Compliant

Tantalum	Mineração Taboca S.A.	BRAZIL	Compliant

Tantalum	Mitsui Mining & Smelting	JAPAN	Compliant

Tantalum	Molycorp Silmet A.S.	ESTONIA	Compliant

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Compliant

Tantalum	Plansee SE Liezen	AUSTRIA	Not Enrolled

Tantalum	Plansee SE Reutte	AUSTRIA	Compliant

Tantalum	Power Resources Ltd.	MACEDONIA	Compliant

Tantalum	QuantumClean	UNITED STATES	Compliant

Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL	Compliant

Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA	Compliant

Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	Compliant

Tantalum	Taki Chemicals	JAPAN	Compliant

Tantalum	Telex Metals	UNITED STATES	Compliant

Tantalum	Tranzact, Inc.	UNITED STATES	Compliant

Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Compliant

Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	Compliant

Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA	Compliant

Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CHINA	Compliant

Tin	Alpha	UNITED STATES	Compliant

Tin	An Thai Minerals Co., Ltd.	VIETNAM	Not Enrolled

Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM	Not Enrolled

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Compliant

Tin	China Tin Group Co., Ltd.	CHINA	Compliant

Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA	Not Enrolled

Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	Compliant

Tin	CV Ayi Jaya	INDONESIA	Compliant

Tin	CV Dua Sekawan	INDONESIA	Compliant

Tin	CV Gita Pesona	INDONESIA	Compliant

Tin	CV Serumpun Sebalai	INDONESIA	Compliant

Tin	CV Tiga Sekawan	INDONESIA	Compliant

Tin	CV United Smelting	INDONESIA	Compliant

Tin	CV Venus Inti Perkasa	INDONESIA	Compliant

Tin	Dowa	JAPAN	Compliant

Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM	Active

Tin	Elmet S.L.U.	SPAIN	Compliant

Tin	EM Vinto	BOLIVIA	Compliant

Tin	Estanho de Rondônia S.A.	BRAZIL	Not Enrolled

Tin	Fenix Metals	POLAND	Compliant

Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA	Compliant

Tin	Gejiu Jinye Mineral Company	CHINA	Compliant

Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Active

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Compliant

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Active

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	Not Enrolled

Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	Compliant

Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	Compliant

Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	Not Enrolled

Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	Compliant

Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	Compliant

Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Compliant

Tin	Melt Metais e Ligas S.A.	BRAZIL	Compliant

Tin	Metallic Resources, Inc.	UNITED STATES	Compliant

Tin	Metallo-Chimique N.V.	BELGIUM	Compliant

Tin	Mineração Taboca S.A.	BRAZIL	Compliant

Tin	Minsur	PERU	Compliant

Tin	Mitsubishi Materials Corporation	JAPAN	Compliant

Tin	Modeltech Sdn Bhd	MALAYSIA	Not Enrolled

Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA	Active

Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM	Not Enrolled

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Compliant

Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Compliant

Tin	Operaciones Metalurgical S.A.	BOLIVIA	Compliant

Tin	Phoenix Metal Ltd.	RWANDA	Not Enrolled

Tin	PT Aries Kencana Sejahtera	INDONESIA	Compliant

Tin	PT Artha Cipta Langgeng	INDONESIA	Compliant

Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Compliant

Tin	PT Babel Inti Perkasa	INDONESIA	Compliant

Tin	PT Bangka Prima Tin	INDONESIA	Compliant

Tin	PT Bangka Tin Industry	INDONESIA	Compliant

Tin	PT Belitung Industri Sejahtera	INDONESIA	Compliant

Tin	PT Bukit Timah	INDONESIA	Compliant

Tin	PT Cipta Persada Mulia	INDONESIA	Compliant

Tin	PT DS Jaya Abadi	INDONESIA	Compliant

Tin	PT Eunindo Usaha Mandiri	INDONESIA	Compliant

Tin	PT Inti Stania Prima	INDONESIA	Compliant

Tin	PT Justindo	INDONESIA	Not Enrolled

Tin	PT Karimun Mining	INDONESIA	Compliant

Tin	PT Kijang Jaya Mandiri	INDONESIA	Compliant

Tin	PT Lautan Harmonis Sejahtera	INDONESIA	Compliant

Tin	PT Mitra Stania Prima	INDONESIA	Compliant

Tin	PT O.M. Indonesia	INDONESIA	Compliant

Tin	PT Panca Mega Persada	INDONESIA	Compliant

Tin	PT Prima Timah Utama	INDONESIA	Compliant

Tin	PT Refined Bangka Tin	INDONESIA	Compliant

Tin	PT Sariwiguna Binasentosa	INDONESIA	Compliant

Tin	PT Stanindo Inti Perkasa	INDONESIA	Compliant

Tin	PT Sukses Inti Makmur	INDONESIA	Compliant

Tin	PT Sumber Jaya Indah	INDONESIA	Compliant

Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	Compliant

Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	Compliant

Tin	PT Tinindo Inter Nusa	INDONESIA	Compliant

Tin	PT Tommy Utama	INDONESIA	Compliant

Tin	PT Wahana Perkit Jaya	INDONESIA	Compliant

Tin	Resind Indústria e Comércio Ltda.	BRAZIL	Compliant

Tin	Rui Da Hung	TAIWAN	Compliant

Tin	Soft Metais Ltda.	BRAZIL	Compliant

Tin	Thaisarco	THAILAND	Compliant

Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM	Not Enrolled

Tin	VQB Mineral and Trading Group JSC	VIETNAM	Compliant

Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Compliant

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Active

Tin	Yunnan Tin Company Limited	CHINA	Compliant

Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	Compliant

Tungsten	ACL Metais Eireli	BRAZIL	Not Enrolled

Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM	Compliant

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	Compliant

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Compliant

Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA	Not Enrolled

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	Compliant

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Compliant

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Compliant

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Compliant

Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA	Not Enrolled

Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	Compliant

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Compliant

Tungsten	H.C. Starck GmbH	GERMANY	Compliant

Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	Compliant

Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	Compliant

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	Compliant

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	Compliant

Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	Compliant

Tungsten	Japan New Metals Co., Ltd.	JAPAN	Compliant

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	Compliant

Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	Not Enrolled

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Compliant

Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA	Not Enrolled

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	Compliant

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	Compliant

Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	Compliant

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	Compliant

Tungsten	Kennametal Fallon	UNITED STATES	Compliant

Tungsten	Kennametal Huntsville	UNITED STATES	Compliant

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Compliant

Tungsten	Moliren Ltd	RUSSIAN FEDERATION	Compliant

Tungsten	Niagara Refining LLC	UNITED STATES	Compliant

Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	Compliant

Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	Compliant

Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA	Compliant

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	Compliant

Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	Compliant

Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIETNAM	Compliant

Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	Compliant

Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	Compliant

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Compliant

Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Compliant

Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	Compliant

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	Compliant

Country of Origin List:

This list below sets out possible countries of origin of 3TGs used in the manufacture of products containing conflict minerals that are necessary to the functionality or production of our products. The list is based on publicly available information, our reasonable country of origin investigation, and other due diligence. For the reasons described in the Report, however, these possible countries of origin cannot necessarily be linked to our products.

Angola, Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Columbia, Cote D’Ivoire, Czech Republic, Democratic Republic of the Congo, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Kenya, Laos, Luxembourg, Madagascar, Malaysia, Mongolia, Mozambique, Myanmar, Namibia, Netherlands, Nigeria, Peru, Portugal, Republic of Congo, Russia, Rwanda, Sierra Leone, Singapore, Slovakia, South Africa, South Korea, South Sudan, Spain, Suriname, Switzerland, Taiwan, Tanzania, Thailand, Uganda, United Kingdom, United States, Vietnam, Zambia and Zimbabwe.